Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233761

Prospectus

BGC PARTNERS, INC.

20,000,000 Shares of Class A Common Stock

and Rights to Acquire Such Shares of Class A Common Stock

This prospectus relates to 20,000,000 shares of our Class A common stock, par value $0.01 per share, which we refer to as our “Class A common stock,” and rights to acquire such shares of our Class A common stock, which we refer to as “rights to acquire,” that may be offered by BGC Partners, Inc., which we refer to as “BGC Partners,” “BGC,” “we,” “us,” “our,” or the “Company,” from time to time in connection with business combination transactions, including acquisitions of other businesses, assets, properties or securities. In addition to the shares of our Class A common stock and rights to acquire offered by this prospectus, we may offer other consideration in connection with such business combination transactions, including, but not limited to, cash, notes or other evidences of indebtedness, limited partnership units of BGC Holdings, L.P., which we refer to as “BGC Holdings,” that may be exchangeable for shares of our Class A common stock offered by this prospectus, assumption of liabilities or a combination of these types of consideration.

The amount and type of consideration that we will offer and the other specific terms of each business combination transaction will be determined by negotiations between our representatives and the owners or persons who control the businesses, assets, properties or securities to be acquired. We may structure business combination transactions in a variety of ways, including, but not limited to, acquiring stock, other equity interests or assets of the acquired business, merging the acquired business with us or one of our subsidiaries or acquiring the acquired business through one of our subsidiaries. We expect that the price of the shares of our Class A common stock or rights to acquire that we issue will be reasonably related to the market price of our Class A common stock when we agree to the particular terms of a business combination transaction, when the business combination transaction is completed or when we issue the shares or the rights to acquire. We do not expect to receive any cash proceeds when we issue shares of our Class A common stock or rights to acquire offered by this prospectus. If required, we will provide further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific transaction.

We will pay all expenses of any offerings of shares of our Class A common stock or rights to acquire under this prospectus. We do not expect to pay underwriting discounts or commissions in connection with any issuance of the shares of our Class A common stock or rights to acquire offered by this prospectus, although we may pay finder’s, investment banking or financial advisory fees to broker-dealers, including, but not limited to, our affiliate Cantor Fitzgerald & Co., which we refer to as “CF&Co,” and its affiliates, from time to time in connection with certain business combination transactions, and, in some cases, we may issue shares of our Class A common stock offered by this prospectus in full or partial payment of such fees. Any person receiving finder’s, investment banking or financial advisory fees may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGCP.” On October 2, 2019, the last reported sales price of our Class A common stock was $5.31 per share.

An investment in shares of our Class A common stock or rights to acquire involves risks. See “Risk Factors” on page 3 of this prospectus, as well as the risks described under “Special Note on Forward-Looking Information” and under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the “SEC,” and any updates to those risks contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any applicable prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2019.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of shares of our Class A common stock or rights to acquire in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference in this prospectus and any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any applicable prospectus supplement, and the documents incorporated by reference in this prospectus and any applicable prospectus supplement, our business, financial condition, results of operations, liquidity and prospects might have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer and sell shares of our Class A common stock and rights to acquire as described in this prospectus in one or more business combination transactions. Any prospectus supplement may add, update or change the information contained in this prospectus. To the extent required, the information in this prospectus, including financial information, will be updated at the time of each offering. You should read carefully both this prospectus and any applicable prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the SEC. For further information about us or the shares or rights to acquire offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this prospectus, including the risks referred to under the heading “Risk Factors” beginning on page 3 of this prospectus and in Item 1A of Part I of our most recent Annual Report on Form 10-K, and any updates to those risks included in subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which are incorporated by reference herein.

When we use the words “BGC Partners,” “BGC,” “we,” “us,” “our” or the “Company,” we are referring to BGC Partners, Inc. and its consolidated subsidiaries.

The Company

We are a leading global brokerage and financial technology company servicing the global financial markets. Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “BGCP.”

Through brands including BGC®, GFI®, Sunrise Brokers, Besso™, Ed Broking, Poten & Partners and R.P. Martin™, among others, our businesses specialize in the brokerage of a broad range of products, including fixed income (rates and credit), foreign exchange, equities, energy and commodities, insurance, and futures. Our businesses also provide a wide variety range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other back-office services to a broad assortment of financial and non-financial institutions. Our integrated platform is designed to provide flexibility to customers with regards to price discovery, execution and processing of transactions, and enables them to use Voice, Hybrid, or in many markets, Fully Electronic brokerage services in connection with transactions executed either OTC or through an exchange. Through our electronic brands including Fenics®, BGC Trader™, CreditMatch, Fenics Market Data™, BGC Market Data™, kACE2, EMBonds, Capitalab®, Swaptioniser, CBID and Lucera®, we offer Fully Electronic brokerage, financial technology solutions, market data, post-trade services and analytics related to financial instruments and markets.

Our customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. We have dozens of offices globally in major markets including New York and London, as well as in Bahrain, Beijing, Bogotá, Brisbane, Buenos Aires, Chicago, Copenhagen, Dubai, Dublin, Frankfurt, Geneva, Hong Kong, Houston, Istanbul, Johannesburg, Madrid, Melbourne, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, Santiago, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tel Aviv, Tokyo, and Toronto.

Executive Offices

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters is located at 1 Churchill Place, Canary Wharf, London E14 5RD, United Kingdom. Our telephone number is (212) 610-2200. Our website is located at www.bgcpartners.com, and our e-mail address is info@bgcpartners.com. The information contained on, or that may be obtained through, our website is not part of, and is not incorporated in, this prospectus.

The Offering

Shares of our Class A common stock and rights to acquire offered by us:	This prospectus relates to 20,000,000 shares of our Class A common stock and rights to acquire such shares that we may offer from time to time in connection with business combination transactions, including acquisitions of other businesses, assets, properties or securities. In addition to the shares of our Class A common stock and rights to acquire offered by this prospectus, we may offer other consideration in connection with such business combination transactions, including, but not limited to, cash, notes or other evidences of indebtedness, limited partnership units of BGC Holdings that may be exchangeable for shares of our Class A common stock offered by this prospectus, assumption of liabilities or a combination of these types of consideration.

Use of Proceeds:	We do not expect to receive any proceeds from these offerings other than the businesses, assets, properties or securities acquired.

RISK FACTORS

In addition to the other information included in this prospectus, you should carefully consider the risks described under “Special Note on Forward-Looking Information” and under “Risk Factors” set forth in our most recent Annual Report on Form 10-K, and any updates to those risks contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference in this prospectus, and in any applicable prospectus supplement. Any of those risks could significantly and negatively affect our business, financial condition or operating results and the trading price of our Class A common stock. You could lose all or part of your investment.

USE OF PROCEEDS

This prospectus relates to shares of our Class A common stock and rights to acquire that we may offer from time to time in connection with business combination transactions, including acquisitions of other businesses, assets, properties or securities. We do not expect to receive any proceeds from these offerings other than the businesses, assets, properties or securities acquired.

We may also raise funds to finance business combination transactions from time to time through equity or debt financing, including borrowings under credit facilities.

DESCRIPTION OF SECURITIES

The following summary is a description of the material terms of our capital stock and the rights to acquire. Copies of our restated certificate of incorporation, which we refer to as our “certificate of incorporation,” and our amended and restated bylaws, which we refer to as our “bylaws,” and other documents referred to herein are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our Capital Stock

The following descriptions of our Class A common stock, Class B common stock, preferred stock and the relevant provisions of our certificate of incorporation and bylaws are summaries thereof and are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and applicable law.

Our authorized capital stock consists of 900,000,000 shares of common stock, consisting of 750,000,000 shares of our Class A common stock and 150,000,000 shares of our Class B common stock, par value $0.01 per share, which we refer to as our “Class B common stock,” and 50,000,000 shares of preferred stock, par value $0.01 per share, which we refer to as “preferred stock.”

Common Stock

As of June 30, 2019, there were 297,871,034 shares of our Class A common stock outstanding and 45,884,380 shares of our Class B common stock outstanding. The holders of our Class A common stock are generally entitled to one vote per share on all matters to be voted upon by the stockholders as a group, entitling holders of our Class A common stock to approximately 39.4% of our voting power as of such date, and do not have cumulative voting rights. The holders of our Class B common stock are generally entitled to ten votes per share on all matters to be voted upon by the stockholders as a group, entitling holders of our Class B common stock to 60.6% of our voting power as of such date, and do not have cumulative voting rights. Cantor and CF Group Management, Inc., the managing general partner of Cantor, and an entity controlled by our Chairman, Howard W. Lutnick, which we refer to as “CFGM,” are the only holders of our Class B common stock. Our Class B common stock generally votes together with our Class A common stock on all matters submitted to the vote of our stockholders. Our Class B common stock shall be issued only to (1) Cantor, (2) any entity controlled by Cantor or by Mr. Lutnick, or (3) Mr. Lutnick, his spouse, his estate, any of his descendants, any of his relatives or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives, which we refer to as the “B Share Entities.”

Each share of our Class A common stock is equivalent to a share of our Class B common stock for purposes of economic rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our Class A common stock and Class B common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of shares of our Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Our certificate of incorporation provides that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of our Class A common stock. Each share of our Class B common stock will automatically convert into a share of our Class A common stock upon any sale, pledge or other transfer, which we refer to as a “transfer,” whether or not for value, by the initial registered holder, other than any transfer by the initial holder to (1) Cantor, (2) any entity controlled by Cantor or by Mr. Lutnick and (3) Mr. Lutnick or the B Share Entities.

Any holder of shares of our Class B common stock may pledge his, her or its shares of Class B common stock, as the case may be, to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge of shares of our Class B common stock meeting these requirements, the pledged shares will not be converted automatically into shares of our Class A common stock. If the pledged shares of our Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of our Class A common stock upon the occurrence of that action. The automatic conversion provisions in our certificate of incorporation may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of our Class A common stock.

Shares of our Class A common stock are not subject to any conversion rights under our certificate of incorporation. None of the shares of our Class A common stock or Class B common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to shares of our Class A common stock or Class B common stock. All outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

Under an exchange agreement between us and Cantor, Cantor and its managing general partner, CFGM and other Cantor affiliates entitled to hold Class B common stock under our certificate of incorporation have the right to exchange from time to time, on a one-for-one basis, subject to adjustment, up to an aggregate of 23,613,420 shares of Class A common stock now owned or subsequently acquired by Cantor and such affiliates for up to an aggregate of 23,613,420 shares of Class B common stock. These shares of Class B common stock represent the remaining 23,613,420 authorized but unissued shares of Class B common stock available for such exchange. Any shares of Class B common stock issued in connection with the exchange agreement will be deducted from the aggregate number of shares of Class B common stock that may be issued to Cantor and such affiliates upon exchange of their exchangeable limited partnership units in BGC Holdings. Accordingly, Cantor and such affiliates will not be entitled to receive any more shares of Class B common stock under the exchange agreement than they were previously eligible to receive upon exchange of exchangeable limited partnership units.

Preferred Stock

Our board of directors has the authority to cause us to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series, without further vote or action by the stockholders. The issuance of our preferred stock pursuant to such “blank check” provisions may have the effect of delaying, deferring or preventing a change of control of us without further action by our stockholders and may adversely affect the voting and other rights of the holders of shares of our Class A common stock. At present, we have no plans to issue any preferred stock.

Rights to Acquire Shares of Class A Common Stock

The rights to acquire registered hereunder consist of rights to acquire the shares of our Class A common stock registered hereunder for no additional consideration in connection with business combination transactions. In addition to earn-out and other contingent rights to acquire shares of our Class A common stock, we may also issue other non-transferable rights to acquire such shares in connection with transactions, including stand-alone rights, exchange rights issued in connection with BGC Holdings limited partnership units issued in the transactions, and other rights.

The terms of the rights to acquire such shares of our Class A common stock will be determined in connection with each particular business combination transaction, will be set forth in the agreements related to such transactions, and may vary with the transaction, including as to the timing of the issuance of such rights, the exercisability or exchangeability of the rights, and any applicable performance- or time-based conditions to the issuance or exercisability or exchangeability of the rights. The issuance or exercisability or exchangeability of such rights to acquire, and the shares underlying the rights, may also be subject to certain covenants not to compete, indemnification, or other forfeiture or claw-back provisions set forth in the agreements related to the transaction. The terms of the applicable agreements related to the transaction may also restrict the sale, assignment, transfer, pledge, hypothecation, or other disposition or encumbrance of such rights and shares and of any interest therein.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws and the Outstanding Notes

Some provisions of the Delaware General Corporation Law, which we refer to as the “DGCL,” and our certificate of incorporation, bylaws and outstanding notes, could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

The provisions, summarized above and below, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also primarily designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, or was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the prior three years, other than “interested stockholders” prior to the time our Class A common stock was traded on the Nasdaq Stock Market. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our Class A common stock.

Certificate of Incorporation and Bylaws

Our bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, or in the event the Chairman of our board of directors is unavailable, by the Chief Executive Officer or by the holders of a majority of the voting power of our Class B common stock, which is held by Cantor and CFGM. In addition, as discussed above, our certificate of incorporation permits us to issue “blank check” preferred stock.

Our bylaws require advance written notice prior to a meeting of our stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting, which generally must be received by our Secretary not later than 120 days prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting. Our bylaws provide that all amendments to our bylaws must be approved by either the holders of a majority of the voting power of all of our outstanding capital stock entitled to vote or by a majority of our board of directors.

The Outstanding Notes

5.125% Notes

Pursuant to the terms of our 5.125% Senior Notes due 2021, which we refer to as the “5.125% notes,” unless we have exercised our right to redeem such notes, holders of the notes will have the right to require us to repurchase all or a portion of the notes upon the occurrence of a “Change of Control Triggering Event” (as defined in the indenture governing the notes) at 101% of their principal amount, plus accrued and unpaid interest. A “Change of Control Triggering Event” will occur upon the occurrence of both a “Change of Control” (as defined in the indenture) and a “Below Investment Grade Rating Event” (as defined in the indenture). The requirement to offer to purchase the 5.125% notes upon a Change of Control Triggering Event may in certain circumstances delay or prevent a takeover of us and/or the removal of our incumbent management that might otherwise be beneficial to investors.

5.375% Notes

Pursuant to the terms of our 5.375% Senior Notes due 2023, which we refer to as the “5.375% notes,” unless we have exercised our right to redeem such notes, holders of the notes will have the right to require us to repurchase all or a portion of the notes upon the occurrence of a “Change of Control Triggering Event” (as defined in the indenture governing the notes) at 101% of their principal amount, plus accrued and unpaid interest. A “Change of Control Triggering Event” will occur upon the occurrence of both a “Change of Control” (as defined in the indenture) and a “Below Investment Grade Rating Event” (as defined in the indenture). The requirement to offer to purchase the 5.375% notes upon a Change of Control Triggering Event may in certain circumstances delay or prevent a takeover of us and/or the removal of our incumbent management that might otherwise be beneficial to investors.

3.750% Notes

Pursuant to the terms of our 3.750% Senior Notes due 2024, which we refer to as the “3.750% notes,” unless we have exercised our right to redeem such notes, holders of the notes will have the right to require us to repurchase all or a portion of the notes upon the occurrence of a “Change of Control Triggering Event” (as defined in the indenture governing the notes) at 101% of their principal amount, plus accrued and unpaid interest. A “Change of Control Triggering Event” will occur upon the occurrence of both a “Change of Control” (as defined in the indenture) and a “Below Investment Grade Rating Event” (as defined in the indenture). The requirement to offer to purchase the 3.750% notes upon a Change of Control Triggering Event may in certain circumstances delay or prevent a takeover of us and/or the removal of our incumbent management that might otherwise be beneficial to investors.

Corporate Opportunity

Our certificate of incorporation provides that no Cantor Company (as defined below) or any of the representatives (as defined below) of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders with respect to a corporate opportunity, except as described below. To the extent that any representative of a Cantor Company also serves as our director or officer, such person will owe fiduciary duties to us in his or her capacity as our director or officer. In addition, none of any Cantor Company or any of their representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us, or doing business with any of our clients or customers.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of ours and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunity, the self-interest of a Cantor Company or their respective representatives will be brought into conflict with our self-interest.

Registration Rights for Class A Common Stock

We have entered into various registration rights agreements with Cantor that provide for our registration of shares of our Class A common stock for resale by Cantor. We entered into a registration rights agreement with Cantor dated December 9, 1999 in connection with eSpeed, Inc.’s formation. We also assumed in connection with the merger the obligations of BGC Partners, LLC (formerly known as BGC Partners, Inc.) under its registration rights agreement with Cantor dated March 31, 2008. For a description of such registration rights available to Cantor, see “Certain Relationships and Related Transactions, and Director Independence — Registration Rights Agreements” included in our Definitive Proxy Statement on Schedule 14A filed on April 29, 2019, which we incorporate herein by reference.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

This prospectus relates to 20,000,000 shares of our Class A common stock and rights to acquire such shares that may be offered by us from time to time in connection with business combination transactions, including acquisitions of other businesses, assets, properties or securities. In addition to the shares of our Class A common stock and rights to acquire offered by this prospectus, we may offer other consideration in connection with such business combination transactions, including, but not limited to, cash, notes or other evidences of indebtedness, limited partnership units of BGC Holdings that may be exchangeable for shares of Class A common stock offered by this prospectus, assumption of liabilities or a combination of these types of consideration.

The amount and type of consideration that we will offer and the other specific terms of each business combination transaction will be determined by negotiations between our representatives and the owners or persons who control the businesses, assets, properties or securities to be acquired. We may structure business combination transactions in a variety of ways, including, but not limited to, acquiring stock, other equity interests or assets of the acquired business, merging the acquired business with us or one of our subsidiaries or acquiring the acquired business through one of our subsidiaries. We expect that the price of the shares of our Class A common stock or rights to acquire that we issue will be reasonably related to the market price of our Class A common stock when we agree to the particular terms of a business combination transaction, when the business combination transaction is completed or when we issue the shares or the rights to acquire. We do not expect to receive any cash proceeds when we issue shares of our Class A common stock or rights to acquire offered by this prospectus. If required, we will provide further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific transaction.

We will pay all expenses of any offerings of shares of our Class A common stock or rights to acquire under this prospectus. We do not expect to pay underwriting discounts or commissions in connection with any issuance of the shares of our Class A common stock or rights to acquire offered by this prospectus, although we may pay finder’s, investment banking or financial advisory fees to broker-dealers, including, but not limited to, CF&Co and its affiliates, from time to time in connection with certain business combination transactions, and, in some cases, we may issue shares of our Class A common stock offered by this prospectus in full or partial payment of such fees. Any person receiving finder’s, investment banking or financial advisory fees may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

In an effort to maintain an orderly market in our Class A common stock or for other reasons, we may negotiate agreements with persons receiving shares of our Class A common stock offered by this prospectus that will limit the number of shares that they may sell at specified intervals. These agreements may be more or less restrictive than restrictions on sales made under various exemptions from the registration requirements of the Securities Act, including the requirements under Rule 144, and the persons party to these agreements may not otherwise be subject to the Securities Act requirements.

LEGAL MATTERS

The validity of the shares of our Class A common stock and rights to acquire offered and sold pursuant to this prospectus has been passed upon for us by Stephen M. Merkel, our Executive Vice President and General Counsel. Mr. Merkel’s address is c/o BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. As of September 30, 2019, Mr. Merkel owned (i) 6,258 shares of our Class A common stock held in various trusts for the benefit of Mr. Merkel’s family, (ii) 27,271 shares of our Class A common stock held in Mr. Merkel’s 401(k) account (as of September 30, 2019), (iii) 2,250 shares of our Class A common stock beneficially owned by Mr. Merkel’s spouse and (iv) 446,198 non-exchangeable BGC Holdings units. Mr. Merkel is also the Executive Managing Director, Chief Legal Officer, General Counsel and Secretary of Cantor and CF&Co., a limited partner in Cantor, and the Vice President, Chief Legal Officer and Secretary of CFGM.

EXPERTS

The consolidated financial statements of BGC Partners, Inc. appearing in BGC Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 (including the schedule appearing therein), and the effectiveness of BGC Partners, Inc.’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP’s report on the consolidated financial statements and financial statement schedule of BGC Partners, Inc. is based in part on the report of KPMG LLP, independent registered public accounting firm, pertaining to the consolidated financial statements of Berkeley Point Financial LLC for the year ended December 31, 2016, not incorporated by reference herein, in reliance on the report of KPMG LLP and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.bgcpartners.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of Cantor and CFGM, our directors and our executive officers; and amendments to those documents. Our website also contains additional information with respect to our industry and business. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 1, 2019;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 filed on May 10, 2019

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 filed on August 8, 2019;

•	our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders filed on April 29, 2019;

•	our Supplement to our Definitive Proxy Statement on Schedule 14A for our 2019 Annual Meeting of Stockholders filed on May 10, 2019;

•	our Current Report on Form 8-K filed on February 14, 2019 (other than as indicated therein);

•	our Current Report on Form 8-K filed on May 7, 2019 (other than as indicated therein);

•	our Current Report on Form 8-K filed on June 27, 2019;

•	our Current Report on Form 8-K filed on July 25, 2019 (other than as indicated therein);

•	our Current Report on Form 8-K filed on September 20, 2019;

•	our Current Report on Form 8-K filed on September 26, 2019;

•	our Current Report on Form 8-K filed on September 30, 2019;

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The description of our Class A common stock contained in our Registration Statement on Form 8-A for our Class A common stock filed on November 18, 1999, as amended by Amendment No.  1 to our Registration Statement on Form 8-A/A filed on March 7, 2001, including any amendment or report filed for the purpose of updating such description; and

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all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 0-28191) after the date of this prospectus and before the completion of the offering of the shares of our Class A common stock included in this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents, at no cost to you, from our website (http://ir.bgcpartners.com), or by writing or telephoning us at the following:

Investor Relations

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

BGC PARTNERS, INC.